SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 4)(1)



                            FIRST SOUTH BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33646W 10 0
                                 --------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 pages

--------------------------------------------------------------------------------
CUSIP NO. 33646W 10 0                  13G                     PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           NEWSOUTH BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           56-6497304
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                     0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             261,968
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        261,968
          WITH
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             261,968
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.85%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33646W 10 0                  13G                     PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           LINLEY H. GIBBS, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   37,630
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                  2,100
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              37,630
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER             2,100
          WITH
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             39,730
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.34%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33646W 10 0                 13G                      PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           FREDERICK N. HOLSCHER

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                24,499
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER               2,325
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           24,499
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER          2,325
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             26,824
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            .91%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 33646W 10 0                 13G                      PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           FREDERICK H. HOWDY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                  64,320
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                     0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             64,320
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER                0
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             64,320
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            2.17%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      --------------------------
                                                         PAGE 6 OF 8 PAGES
                                                      --------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


ITEM 1(a)         NAME OF ISSUER.
     First South Bancorp, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     1311 Carolina Avenue, P.O. Box 2047
     Washington, North Carolina 27889

ITEM 2(a)         NAME OF PERSON(S) FILING.
     NewSouth Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees of the trust: Linley H. Gibbs, Jr., Frederick N. Holscher, and Frederick H. Howdy.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     Same as Item 1(b).

ITEM 2(c)         CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share.

ITEM 2(e)         CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                      --------------------------
                                                         PAGE 7 OF 8 PAGES
                                                      --------------------------

ITEM 4.      OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. The ESOP Committee has the power to determine whether dividends on
allocated   shares  that  are  paid  to  the  ESOP  trust  are   distributed  to
participants.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.     CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                      --------------------------
                                                         PAGE 8 OF 8 PAGES
                                                      --------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NEWSOUTH BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Linley H. Gibbs, Jr.                                      February 12, 2002
-----------------------------------------------------         -----------------
Linley H. Gibbs, Jr., as Trustee                              Date


/s/ Frederick N. Holscher                                     February 12, 2002
-----------------------------------------------------         -----------------
Frederick N. Holscher, as Trustee                             Date


/s/ Frederick H. Howdy                                        February 12, 2002
-----------------------------------------------------         -----------------
Frederick H. Howdy, as Trustee                                Date


/s/ Linley H. Gibbs, Jr.                                      February 12, 2002
-----------------------------------------------------         -----------------
Linley H. Gibbs, Jr., as an Individual Stockholder            Date


/s/ Frederick N. Holscher                                     February 12, 2002
-----------------------------------------------------         -----------------
Frederick N. Holscher, as an Individual Stockholder           Date


/s/ Frederick H. Howdy                                        February 12, 2002
-----------------------------------------------------         -----------------
Frederick H. Howdy, as an Individual Stockholder              Date

                                                                      EXHIBIT 99

                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                             RULE 13d-1(k) UNDER THE
                             SECURITIES ACT OF 1934

     The undersigned agree that the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them. Date: February 12, 2002

NEWSOUTH BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Linley H. Gibbs, Jr.                                      February 12, 2002
-----------------------------------------------------         -----------------
Linley H. Gibbs, Jr., as Trustee                              Date


/s/ Frederick N. Holscher                                     February 12, 2002
-----------------------------------------------------         -----------------
Frederick N. Holscher, as Trustee                             Date


/s/ Frederick H. Howdy                                        February 12, 2002
-----------------------------------------------------         -----------------
Frederick H. Howdy, as Trustee                                Date


/s/ Linley H. Gibbs, Jr.                                      February 12, 2002
-----------------------------------------------------         -----------------
Linley H. Gibbs, Jr., as an Individual Stockholder            Date


/s/ Frederick N. Holscher                                     February 12, 2002
-----------------------------------------------------         -----------------
Frederick N. Holscher, as an Individual Stockholder           Date


/s/ Frederick H. Howdy                                        February 12, 2002
-----------------------------------------------------         -----------------
Frederick H. Howdy, as an Individual Stockholder              Date